EXHIBIT B

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS:

DTS CORPORATION (“Company”), a company organized under the laws of Japan and having offices at 6-19-13 Shimbashi, Minato-ku, Tokyo 105-0004 Japan, does hereby constitute and appoint ATSUSHI OGINO, as its true and lawful attorney and representative, to act in its name, place and stead to execute the Forms CB and Form F-X to be filed by the Company with the U.S. Securities and Exchange Commission in connection with the stock-for-stock exchange agreement approved by the board of directors of DATALINKS CORPORATION and the Company.

IN WITNESS WHEREOF, the undersigned has hereunto executed this instrument this 28th day of April, 2017.

For and on behalf of

DTS CORPORATION

By:	/s/ Ken Saito
Name: Ken Saito
Title: Executive Officer